Exhibit 99
September 10, 2014

Investor Contact:
Clifford H. Chen
Telephone: (808) 543-7384
E-mail: cchen@hei.com

Media Contact:
Lynne T. Unemori
Telephone: (808) 543-7972
E-mail: lynne.unemori@hawaiianelectric.com

Alan Oshima Named President and CEO of Hawaiian Electric Company

HONOLULU, September 10, 2014 - Hawaiian Electric Company, a subsidiary of Hawaiian Electric Industries (HEI) (NYSE: HE), today announced that Alan Oshima has been named president and chief executive officer of Hawaiian Electric Company, effective October 1, 2014. A respected business leader with almost 40 years of energy, regulated utility, legal and community relations experience in Hawaii, Oshima will succeed Dick Rosenblum, who has served in the position since 2009.

“Alan brings extensive energy industry experience, a real passion for moving Hawaii to a clean energy future, and a proven ability to bring people together to work collaboratively for needed change. We need to move away from a traditional utility model to become a responsive, affordable energy services provider for our customers, and I’m confident Alan is the right leader to guide our utility through this transformation,” said Connie Lau, chairman of the board for Hawaiian Electric Company and president and chief executive officer of its parent company, HEI.

“I’m honored to lead Hawaiian Electric at such a critical time,” said Oshima. “We have a dedicated team of employees who care deeply about doing the right thing for our customers and for Hawaii. We know the energy environment is changing, and we have to adapt. We need to be more responsive, working collaboratively with our customers and the greater community. I’m confident that together we can achieve the clean energy future we all want for Hawaii.”

The Hawaiian Electric Companies recently proposed major plans for Hawaii’s energy future that are designed to lower electric bills, give customers more service options, and nearly triple the amount of distributed solar, while achieving the highest level of renewable energy in the nation by 2030.

“We’re grateful to Dick for his guidance in developing these visionary plans and laying a great foundation. We’re now ready to take the next step and make these goals a reality,” said Lau.

“Alan brings a valuable combination of energy expertise and a genuine commitment to community stewardship,” said Hawaiian Electric board member Timothy Johns. “In the many years I’ve had the privilege of working with Alan - both in business and in the community - I’ve seen him overcome even the toughest challenges with strong leadership and aloha.”

Oshima has worked with Hawaiian Electric since 2008 when he joined Hawaiian Electric’s board of directors. In 2011, he left the board to join parent company, HEI, as executive vice president for corporate and community advancement and president of the HEI Charitable Foundation. In May 2014, he joined Hawaiian Electric’s executive team full time.

Oshima also served as senior vice president, general counsel and corporate secretary of Hawaiian Telcom from 2005 to 2008 and later as a senior adviser and director helping the company successfully emerge from reorganization in 2010. Oshima was founding partner of the law firm, Oshima Chun Fong & Chun. Prior to that, he practiced law with Carlsmith Ball.

With his significant experience with electric, telecommunications and transportation companies, as well as water and sewer resources in Hawaii, Oshima has been recognized multiple times as one of “America’s Best Lawyers” in the field of public utilities.

Oshima chairs Hawaii 3Rs, a nonprofit organization that facilitates public-private partnerships to repair, restore and remodel Hawaii’s public schools. He is on the board of advisors of The Learning Coalition and serves as a director of the Hawaii Institute of Public Affairs where he has helped lead an initiative to form a public school land trust to rebuild and upgrade school facilities across the state. Oshima serves as one of the six Hawaii Commissioners on the Education Commission of the States. He is also a longtime volunteer and former chairman of the board of the YMCA of Honolulu. Oshima has also been a strong champion of innovative energy programs, including Energy Excelerator, a resource provider for clean energy startups, and KUPU, an environmental stewardship program for young adults.

A Farrington High School graduate, Oshima graduated from Northwestern University and received a law degree from University of California, Hastings College of the Law. He also served with the U.S. Navy.

HEI supplies power to approximately 450,000 customers or 95% of Hawaii's population through its electric utilities, Hawaiian Electric, Hawaii Electric Light and Maui Electric and provides a wide array of banking and other financial services to consumers and businesses through American Savings Bank, F.S.B. (American), one of Hawaii's largest financial institutions.

HEI and Hawaiian Electric intend to continue to use HEI's website, www.hei.com, as a means of disclosing additional information. Such disclosures will be included on HEI's website in the Investor Relations section. Accordingly, investors should routinely monitor such portions of HEI's website, in addition to following HEI's, Hawaiian Electric's and American's press releases, HEI's and Hawaiian Electric's Securities and Exchange Commission (SEC) filings and HEI's public conference calls and webcasts. Also, at the Investor Relations section of HEI's website, investors may sign up to receive e-mail alerts (based on each investor's selected preferences). The information on HEI's website is not incorporated by reference in this document or in HEI's and Hawaiian Electric's SEC filings unless, and except to the extent, specifically incorporated by reference.  Investors may also wish to refer to the Public Utilities Commission of the State of Hawaii (PUC) website at dms.puc.hawaii.gov/dms in order to review documents filed with and issued by the PUC. No information on the PUC website is incorporated by reference in this document or in HEI's and Hawaiian Electric Company's SEC filings.

FORWARD-LOOKING STATEMENTS

This release may contain "forward-looking statements," which include statements that are predictive in nature, depend upon or refer to future events or conditions, and usually include words such as "expects," "anticipates," "intends," "plans," "believes," "predicts," "estimates" or similar expressions. In addition, any statements concerning future financial performance, ongoing business strategies or prospects or possible future actions are also forward-looking statements. Forward-looking statements are based on current expectations and projections about future events and are subject to risks, uncertainties and the accuracy of assumptions concerning HEI and its subsidiaries, the performance of the industries in which they do business and economic and market factors, among other things. These forward-looking statements are not guarantees of future performance.

Forward-looking statements in this release should be read in conjunction with the "Forward-Looking Statements" and "Risk Factors" discussions (which are incorporated by reference herein) set forth in HEI's Annual Report on Form 10-K for the year ended December 31, 2013, HEI's Quarterly Report on Form 10-Q for the quarter ended June 30, 2014 and HEI's future periodic reports that discuss important factors that could cause HEI's results to differ materially from those anticipated in such statements. These forward-looking statements speak only as of the date of the report, presentation or filing in which they are made. Except to the extent required by the federal securities laws, HEI, Hawaiian Electric, American and their subsidiaries undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

# # #

3